EXHIBIT 11

                    TRI-COUNTY BANCORP, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                               Three Months Ended
                                                                    March 31,
                                                                 1998        1997
                                                              ----------   ---------
EARNINGS PER SHARE
  Net earnings available for common shares and
  common stock equivalent shares deemed to have a
  dilutive effect                                               $231,792    $228,940
                                                              ==========   =========

  Primary earnings per share                                       $0.20       $0.19
                                                                   =====       =====

  Fully diluted earnings per share                                 $0.18       $0.18
                                                                   =====       =====

  Shares used in primary earnings per share computation
  Weighted average common shares outstanding                   1,167,498   1,217,498
                                                               =========   =========

  Shares used in fully diluted earnings per share computation
  Weighted average common shares outstanding                   1,260,234   1,283,019

  Additional potentially dilutive effect of stock options
                                                                  92,736      65,521
                                                               ---------   ---------

                                                               1,167,498   1,217,498
                                                               =========   =========